U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2008

AMERICHIP INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	000-33127	98-0339467
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24700 Capital Blvd, Clinton Township, MI	48036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (586) 783-4598

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Directors;

On September 15, 2008, Kenneth W Mann, Interim President and CEO appointed Mr. William P Conlin, Mr. John Rehfeld and Mr. Drew Mouton to the Board of Directors.

Mr. Conlin’s biography is as follows:

Mr. William P Conlin is a seasoned businessman whose 48-year career in the computer technology industry has included appointments as President of the International Division of Burroughs Corporation of Detroit, MI during which he grew the business into a $1.2 billion organization with 33 overseas subsidiaries. Mr. Conlin was appointed CEO of CalComp Inc . in 1983, and a Vice President of Sanders Associates, it’s parent company. He served as CEO for 10 years during which time CalComp grew from an unprofitable $90 million company to a profitable $700 million world leader in the computer graphics and distribution industry.

In 1993, Mr. Conlin joined the board of Structural Dynamics Research Corporation, became non-executive Chairman in 1995, and guided the sale of the company to EDS in 2001, for $950 million.

Mr. Conlin  has served of the Boards of several corporations including but not limited to Syntellect Inc. Archive Corp, Ampad, Micom  and MAI Systems.

Mr. Rehfeld’s biography is as follows:

John Rehfeld, who currently serves on the Company’s Advisory Board, is a seasoned visionary, marketing-driven CEO advisor with 30 years of software, content and hardware experience in the PC, digital imaging and multi-media industries.  Mr. Rehfeld has a strong record in launching and commercializing technical innovations through third party distribution channels into the business and consumer markets. He has long experience in international strategic relationships, especially with senior level management in Asian companies. Mr. Rehfeld also has significant Board of Director experience as an outside board member of four public companies and 12 private companies; he was involved actively in the sale of six of these companies. His professional background includes wide-ranging experience and numerous accomplishments, many of which are directly applicable to AmeriChip International. As Vice President and General Manager, Mr. Rehfeld established Toshiba's PC printer and laptop business in the United States, and grew sales from start-up to $450M.  Mr. Rehfeld began his career in systems engineering at IBM, and subsequently earned a Harvard M.B.A.

Mr. Mouton’s biography is as follows:

Mr. Mouton began his career as the youngest new associate to be hired by a regional trading firm, BCI in Louisiana when he joined its newly formed currency trading group as a commodities agent.  He founded Webnet Marketing Inc. with  Robert Ellis and within the first six  months Mouton purchased Ellis’ interest, and changed the company name to eTool & Die Inc in order to better reflect the company’s renewed focus on the development of network-enabled software tools. In addition to a strong regional client base, national clients developed thereafter included the Wall Street research firm CPM Group, the US EPA in Washington DC, Tulane University, the World Gold Council, Sony Pictures Entertainment and others. In 1999, Mouton was honored by CitiBusiness Magazine as a Power Generation Award recipient. He sold eTool to an investor group, remaining as Chief Executive Officer.  From 1999 to 2002, Mouton founded, bought, spun-off or sold a number of companies, including MicroAdvisors; Custom Design Systems; Baseline Computing; Enterprise Interactive Marketing; BetterClicks; Etool.Net; TechOnsite; GlobaLink Communications; SatVision; HyperChrome Design; and iRev2. He sold off his remaining interest and left the group at the end of 2002. In 2003 he founded Bivium Corp in order to pursue large federal technology contracts; and founded Applied BioScience in 2004 to further develop several emergent modalities of treatment involving tissue regeneration and healing.

Since 2002,  Mr. Mouton has provided start-up and strategic growth consulting for MBs in the financial services, science and technology, advertising, real estate, equities, retailing and restaurant sectors. After the award of several multi-million dollar Military telecommunications contracts in 2004 and 2005, Mr. Mouton sold his interests in both Bivium and ABI in early 2006. He has spent the ensuing months consulting with start-up entities, acting as managing director for a small private equity firm, managing a number of real estate development projects and other personal investments.

Item 9.01.	Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICHIP INTERNATIONAL INC.

By:  /s/ Kenneth Mann

Kenneth Mann
Interim President and Chief  Executive Officer

Date: September 17, 2008